UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2004

SPINNAKER EXPLORATION COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16009	76-0560101
(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Item 12. Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 12, “Results of Operations and Financial Condition.”

Contact:

Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Reports Fourth Quarter Production of 11.5 Bcfe and Earnings of $6.5 million

HOUSTON, Feb. 17 /PRNewswire–FirstCall/ — Spinnaker Exploration Company (NYSE: SKE) today reported fourth quarter 2003 earnings of $6.5 million, or $0.19 per diluted share, compared to fourth quarter 2002 earnings of $12.6 million, or $0.37 per diluted share. Fourth quarter 2003 production was 11.5 billion cubic feet of natural gas equivalent (“Bcfe”) compared to third quarter 2003 production of 11.5 Bcfe and fourth quarter 2002 production of 16.3 Bcfe. Cash from operations in the fourth quarter of 2003 was $41.7 million compared to $58.8 million in the fourth quarter of 2002. (Cash from operations is a non-GAAP financial measure that is defined and reconciled in the table below.)

Full-year 2003 net income increased $5.0 million to $36.6 million, or $1.08 per diluted share, compared to net income of $31.6 million, or $0.97 per diluted share, in 2002. Production in 2003 was 49.0 Bcfe compared to 2002 production of 51.4 Bcfe. Cash from operations in 2003 totaled $191.1 million compared to $160.4 million reported in 2002, representing an increase of 19%.

Revenues in the fourth quarter of 2003 were $49.1 million compared to revenues of $67.0 million in the fourth quarter of 2002. The decrease in revenues was primarily due to lower production, partially offset by higher average natural gas and oil prices compared to the fourth quarter of 2002. Revenues increased $38.5 million to $226.9 million in 2003 compared to $188.3 million in 2002. The increase in revenues was primarily due to higher average natural gas and oil prices for all of 2003.

The average natural gas price in the fourth quarter of 2003 increased approximately 9% and the average oil price increased approximately 4% compared to the fourth quarter of 2002. Excluding the effects of hedging activities, fourth quarter 2003 prices averaged $4.63 per thousand cubic feet of natural gas (“Mcf”) and $29.57 per barrel of oil (“Bbl”) compared to fourth quarter 2002 average prices of $4.23 per Mcf and $28.56 per Bbl. The fourth quarter 2003 average natural gas price was negatively impacted by $0.47 per Mcf related to hedging activities. Including the effects of hedging activities, the fourth quarter 2003 average realized natural gas price was $4.16 per Mcf compared to $4.02 per Mcf in the fourth quarter 2002.

The average natural gas price in 2003 increased approximately 58% and the average oil price increased approximately 16% compared to 2002. Excluding the effects of hedging activities, 2003 prices averaged $5.46 per Mcf and $30.56 per Bbl compared to 2002 average prices of $3.46 per Mcf and $26.39 per Bbl. The average natural gas price in 2003 was negatively impacted by $0.93 per Mcf related to hedging activities. Including the effects of hedging activities, the average realized natural gas price in 2003 was $4.53 per Mcf compared to $3.56 per Mcf in 2002.

Lease operating expenses (“LOE”) were $0.39 per thousand cubic feet equivalent (“Mcfe”) in the fourth quarter of 2003 compared to $0.36 per Mcfe in the fourth quarter of 2002 and $0.63 per Mcfe in the third quarter of 2003. The third quarter 2003 LOE rate was primarily due to a previously announced planned pipeline workover on Green Canyon 177 (Sangria) of approximately $2.4 million, or $0.21 per Mcfe.

The depreciation, depletion and amortization (“DD&A”) rate was $2.68 per Mcfe in the fourth quarter of 2003 compared to $2.37 per Mcfe in the fourth quarter of 2002 and $2.63 per Mcfe in the third quarter of 2003. The DD&A rate was $2.56 in 2003 compared to $2.12 in 2002.

Cash from operations is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of cash from operations to net cash provided by operating activities is shown below:

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net cash provided by operating activities	$31,603	$65,501	$198,110	$153,959
Changes in operating assets and liabilities	10,062	(6,742)	(7,041)	6,476

Cash from operations	$41,665	$58,759	$191,069	$160,435

Effective January 1, 2003, Spinnaker adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires entities to record a liability for asset retirement obligations at fair value in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. As of January 1, 2003, the Company recorded an increase to property and equipment of $21.4 million and an asset retirement obligation of $26.0 million. The cumulative effect of change in accounting principle was $3.5 million after taxes of $2.0 million.

Fourth quarter 2003 additions to property and equipment, excluding asset retirement costs of $2.3 million, were $74.4 million. Additions to property and equipment in 2003, excluding asset retirement costs of $30.0 million, were $279.5 million compared to $349.7 million in 2002. Included in this amount is $77.7 million spent on Mississippi Canyon 496 (Zia) and Green Canyon 338/339/382 (Front Runner), two deepwater developments that have been under development over the last few years. Zia commenced production in July 2003. First production at Front Runner is expected during the second half of 2004.

Income tax and cash tax (actual cash paid for taxes) rates in the fourth quarter of 2003 were 36% and 2%, respectively, and 36% and less than 1% in 2002, respectively.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico. To learn more about Spinnaker, the Company’s web site may be accessed at www.spinnakerexploration.com.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SPINNAKER EXPLORATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
REVENUES	$49,110	$67,004	$226,850	$188,326
EXPENSES:
Lease operating expenses	4,466	5,832	22,489	18,212
Depreciation, depletion and amortization – natural gas and oil properties	30,855	38,461	125,331	108,998
Depreciation and amortization – other	344	285	1,310	914
Accretion expense	658	—	2,251	—
(Gain)/Loss on settlement of asset retirement obligations	(203)	—	(464)	—
General and administrative	2,808	2,597	12,773	10,984
Charges related to Enron bankruptcy	—	—	—	128

Total expenses	38,928	47,175	163,690	139,236

INCOME FROM OPERATIONS	10,182	19,829	63,160	49,090

OTHER INCOME (EXPENSE):
Interest income	25	78	201	1,014
Interest expense, net	(248)	(165)	(784)	(762)
Other	140	—	140	—

Total other income (expense)	(83)	(87)	(443)	252

INCOME BEFORE INCOME TAXES	10,099	19,742	62,717	49,342
Income tax expense	3,635	7,107	22,578	17,763

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	6,464	12,635	40,139	31,579
Cumulative effect of change in accounting principle	—	—	(3,527)	—

NET INCOME	$6,464	$12,635	$36,612	$31,579

BASIC INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.19	$0.38	$1.21	$1.00

Cumulative effect of change in accounting principle	—	—	(0.11)	—

NET INCOME PER COMMON SHARE	$0.19	$0.38	$1.10	$1.00

DILUTED INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.19	$0.37	$1.18	$0.97
Cumulative effect of change in accounting principle	—	—	(0.10)	—

NET INCOME PER COMMON SHARE	$0.19	$0.37	$1.08	$0.97

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	33,310	33,171	33,234	31,695

Diluted	34,151	33,839	33,880	32,653

SPINNAKER EXPLORATION COMPANY

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30, 2003
	2003	2002	2003	2002
Production:
Natural gas (MMcf)	9,298	14,049	40,527	45,180	9,438
Oil and condensate (MBbls)	368	368	1,414	1,040	351
Total (MMcfe)	11,504	16,259	49,010	51,419	11,543

Average Daily Production:
Natural gas (MMcf)	101	153	111	124	103
Oil and condensate (MBbls)	4.0	4.0	3.9	2.8	3.8
Total (MMcfe)	125	177	134	141	125

Average Sales Price Per Unit:
Natural gas revenues from production (per Mcf)	$4.63	$4.23	$5.46	$3.46	$4.87
Effects of hedging activities (per Mcf)	(0.47)	(0.21)	(0.93)	0.10	(0.68)

Average realized price (per Mcf)	$4.16	$4.02	$4.53	$3.56	$4.19

Oil and condensate revenues from production (per Bbl)	$29.57	$28.56	$30.56	$26.39	$29.50
Effects of hedging activities (per Bbl)	—	—	—	—	—

Average realized price (per Bbl)	$29.57	$28.56	$30.56	$26.39	$29.50

Total revenues from production (per Mcfe)	$4.68	$4.30	$5.39	$3.57	$4.88
Effects of hedging activities (per Mcfe)	(0.38)	(0.18)	(0.77)	0.09	(0.56)

Total average realized price (per Mcfe)	$4.30	$4.12	$4.62	$3.66	$4.32

Revenues:
Natural gas	$43,018	$59,460	$221,179	$156,214	$45,967
Oil and condensate	10,869	10,521	43,208	27,448	10,355
Net hedging income (loss)	(4,375)	(3,046)	(37,717)	4,664	(6,432)
Other	(402)	69	180	—	248

Total	$49,110	$67,004	$226,850	$188,326	$50,138

Expenses (per Mcfe):
Lease operating expenses	$0.39	$0.36	$0.46	$0.35	$0.63
Depreciation, depletion and amortization – natural gas and oil properties	$2.68	$2.37	$2.56	$2.12	$2.63

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,315	$32,543
Accounts receivable	30,067	37,572
Hedging assets	203	—
Other	4,193	11,438

Total current assets	49,778	81,553

Property and equipment	1,343,966	1,035,627
Less – Accumulated depreciation, depletion and amortization	(404,298)	(274,773)

Total property and equipment	939,668	760,854

Other assets	1,136	308

Total assets	$990,582	$842,715

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,723	$29,453
Accrued liabilities and other	60,874	38,542
Hedging liabilities	2,903	19,917
Asset retirement obligations, current portion	446	—

Total current liabilities	82,946	87,912

Long-term debt	50,000	—
Asset retirement obligations	32,548	—
Deferred income taxes	81,027	61,826

Equity	744,061	692,977

Total liabilities and equity	$990,582	$842,715

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$36,612	$31,579
Effects of non-cash operating activities	154,457	128,856
Changes in operating assets and liabilities	7,041	(6,476)

Net cash provided by operating activities	198,110	153,959

Cash flows from investing activities:
Oil and gas property expenditures	(264,358)	(356,601)
Proceeds from the sale of oil and gas property and equipment	1,148	—
Purchases of other property and equipment	(2,848)	(7,216)

Net cash used in investing activities	(266,058)	(363,817)

Cash flows from financing activities:
Proceeds from borrowings	50,000	37,000
Payments on borrowings	—	(37,000)
Debt issue costs	(1,416)	—
Proceeds from issuance of common stock	—	227,873
Common stock issuance costs	—	(489)
Proceeds from exercise of stock options	2,136	956

Net cash provided by financing activities	50,720	228,340

Increase (decrease) in cash and cash equivalents	(17,228)	18,482
Cash and cash equivalents, beginning of year	32,543	14,061

Cash and cash equivalents, end of year	$15,315	$32,543

Contact:

Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Reports Fourth Quarter Operating Results; Provides Year-End

Reserve Estimates; Production Exceeds Expectations for the Quarter

HOUSTON, February 17/PRNewswire – First Call/ — Spinnaker Exploration Company (NYSE: SKE) today provided a summary of its operating activities since October 30, 2003. The Company also provided a year-end oil and gas reserves estimate as prepared by Ryder Scott Company, production and cost guidance for the first quarter and full year 2004 and full year 2003 operating statistics.

PRODUCTION

Production for the fourth quarter 2003 totaled 11.5 billion cubic feet of gas equivalent (Bcfge), including 9.3 Bcf and 368,000 barrels of oil (Bo). Production for the quarter was essentially flat to third quarter 2003 volumes and exceeded the Company’s expectations by approximately 7%. Production for full year 2003 totaled 49.0 Bcfge.

The Company’s net current producing capacity is approximately 125 million cubic feet of gas equivalent per day (MMcfged).

Per unit lease operating expense (LOE) inclusive of severance tax and workover expense was $0.39 per thousand cubic feet of gas equivalent (Mcfge), or 13% better than guidance for the quarter. LOE averaged $0.46/Mcfge for the full year 2003.

EXPLORATION

Since October 30, 2003, Spinnaker has drilled or participated in drilling two successful exploratory wells listed below. Two unsuccessful wells were also drilled, including the Router Prospect located in Vermilion Block 90.

Well	Working Interest (WI)	Net Revenue Interest (NRI)		Operator
Desoto Canyon 620/621 #1	18%	16	%*	Anadarko
High Island 47 #3	67%	56%		Spinnaker

*	Could qualify for Royalty Suspension on the first 12 million barrels of oil equivalent (72 Bcfge), subject to prevalent gas price. In that case, NRI is 18%.

The Company has participated in 90 successful wells in 150 attempts since inception (60% gross/61% net). The Company participated in 20 successful wells in 29 attempts during 2003 (69% gross/74% net).

RESERVES

Spinnaker’s net proved reserves of oil and gas as of December 31, 2003 are estimated to be 333 Bcfe, including approximately 154 Bcf and 29,692,000 Bo. Spinnaker’s total equivalent reserves were up approximately 3% from year-end 2002 totals. All reserve estimates were prepared by Ryder Scott Company and are the product of independent detailed study methodology, as opposed to audit of Company-prepared estimates.

CURRENT ACTIVITY

The Company is currently involved in six rig operations. Four operations are located on the shelf and two are located in deep water. Four of the operations are operated by Spinnaker. Three of the operations are exploratory and three involve completion activities.

Various activities are ongoing in eleven field areas in which Spinnaker owns interests. Five are located on the shelf and six are located in deep water. The following information updates the Company’s progress on some of these projects, including a total of six new completions anticipated to commence production in the next 30-45 days.

Front Runner/Front Runner South/Quatrain (Green Canyon 338/339/382)

The Front Runner spar hull has been pre-rigged for installation and is presently in Pascagoula, Mississippi awaiting tow-out to the field site. All decks of the topsides facility are stacked and the major components have been installed. Piping and electrical work is being completed. Installation of cantenary risers and the five mile sections of both the oil and gas export lines are scheduled to begin in early March. The hull will then be installed and anchored to the pre-installed mooring system. Topsides should be mated to the hull at the field site in early May. The working interest owners should take possession of the spar in early July, followed by the commencement of well completion work. Spinnaker owns a 25% WI in the Front Runner field complex and in approximately 100,000 gross acres in the immediate area.

Spiderman/Amazon Field (Desoto Canyon 620/621)

Planning for a second well in this recently discovered field is progressing. The Desoto Canyon 620 #1 should commence by the early second quarter and would test the west side of the field.

Infrastructure alternatives are being evaluated and at least three options appear economically attractive. The project could be sanctioned by mid-year. The Company believes that production of the field is economic with the existing proved reserve connected via tie-back to existing infrastructure.

Spinnaker anticipates that operations could commence at the related San Jacinto prospect located in Desoto Canyon Block 618, in the first quarter. The exploratory test would be drilled through the productive intervals seen in the Spiderman/Amazon discovery. San Jacinto is located approximately six miles west of the Spiderman/Amazon discovery.

Spinnaker owns an 18% WI in the Spiderman/Amazon discovery and a 33% WI in the San Jacinto prospect.

Eugene Island 343/344

Construction is complete on a tripod facility and related pipelines to service this recent discovery. Well completion work is progressing and first production is expected in late March. Spinnaker operates the field with a 100% WI and 78% NRI.

Sangria Field (Green Canyon 177)

The Green Canyon 177 #1 has been successfully sidetracked and is currently being completed for production. The decision to sidetrack the well was made when it became necessary to intervene in the wellbore due to a tubing leak. The sidetrack was anticipated in the depletion plan for the well, but originally at a later date. The well should return to production during March. Spinnaker operates the Sangria Field with a 100% WI and 75% NRI.

East Cameron 312

A tripod facility has been completed to service three successful wells drilled in 2003. All wells have been completed. Installation of production equipment on a nearby host platform has commenced. Production should commence by April. While this field was ready to produce in all other respects during December, design issues on the nearby host platform have delayed start-up. Spinnaker operates East Cameron 312 with a 100% WI and 83% NRI.

Grasshopper Field (Grand Isle 52)

The Grand Isle 52 #L-12 has been drilled to a total depth of 19,427 feet. Sands in the lower portion of the upper Miocene section were encountered and casing has been run to total depth. Completion operations are now underway. Spinnaker owns a 50% WI and 42% NRI in the Grasshopper Field.

“The Goose” (Mississippi Canyon 751)

It is anticipated that another operator will soon commence drilling a prospect geologically similar to and nearby the Goose discovery. Additionally, Spinnaker anticipates drilling a second well from the Goose discovery location to test another prominent seismic amplitude. Should those tests prove successful, a joint development would be considered.

While evaluation is still underway, the Company has recognized costs associated with the project to date, approximately $21.2 million. While these costs were taken to the full cost pool in the fourth quarter, no proved reserve has been booked pending a development decision on the project. Spinnaker operates the Goose project with a 100% WI and 88% NRI.

GUIDANCE

The Company expects to produce approximately 11.0 Bcfge during the first quarter of 2004. Planned shut-ins of the Company’s properties in the Brazos area, offshore Texas, are currently underway. Those shut-ins are a result of the re-routing of a third party transmission line that services the properties. Those shut-ins have been considered in the Company’s guidance for the first quarter, however timing is not in the Company’s control. Total net production of approximately 17 MMcfged is affected. Detailed guidance parameters for the first quarter and full year 2004 follow:

	Actual Q4 2003	Actual Year 2003	Guidance Q1 2004	Guidance Year 2004
Income Statement Parameters:
Avg Daily Production (MMcfe/d)	125	134	121	153-164
% Gas	81%	83%	80%	70%

Avg Daily Hedged Gas Volumes (Bbtu/d) – Swaps	50.0	55.8	40.6	27.2
Avg Price – Swaps	$3.63	$3.71	$6.06	$5.47

Avg Daily Hedged Gas Volumes (Bbtu/d) – Collars	15.0	15.0	20.0	18.4
Avg Ceiling Price – Collars	$5.21	$5.21	$6.64	$5.81
Avg Floor Price- Collars	$3.25	$3.25	$5.25	$4.63

Avg LOE, Workover & Severance Taxes / Mcfe	$0.39	$0.46	$0.45	$0.45
Avg DD&A / Mcfe	$2.68	$2.56	$2.68	$2.68

G&A (in millions)	$2.8	$12.8	$3.6	$14.5
Interest Expense, Net (in millions)	$0.2	$0.8	$0.3	$2.2
Capitalized Interest (in millions)	$0.4	$0.4	$0.5	$1.6
Accretion Expense (in millions)	$0.7	$2.3	$0.7	$2.8

Avg Cash Income Tax Rate	2%	1%	1%	2%
Avg Accrual Income Tax Rate	36%	36%	36%	36%

Weighted Average Shares Outstanding – Diluted (in millions)	34.2	33.9	34.4	34.8

Spending Parameters:
Shelf Wells Drilled:
Gross Wells	4	20	5	20
Net Wells	2.1	11.5	2.6	11.1

Deepwater Wells Drilled:
Gross Wells	1	9	2	13
Net Wells	0.2	4.1	0.5	3.9

Total Wells Drilled:
Gross Wells	5	9	7	33
Net Wells	2.3	15.6	3.1	15.0

Capital Expenditures (in millions): (a)	$74	$280	$70	$250
Exploration	$45	$140	$43	$181
Development	$29	$140	$27	$69

(a)	Excludes non-cash asset retirement costs of approximately $2 million and $30 million in the fourth quarter and full year of 2003, respectively.

To learn more about Spinnaker, the Company’s web site may be accessed at www.spinnakerexploration.com.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: February 17, 2004	By:	/s/ JEFFREY C. ZARUBA
	Name:	Jeffrey C. Zaruba
	Title:	Vice President, Treasurer and Assistant Secretary